Exhibit 99.1
News from Xerox Holdings Corporation

                                            Xerox Holdings Corporation                                                                                             201 Merritt 7                                                        Norwalk, CT 06851-1056

Xerox Releases Third-Quarter Results

Financial Summary
•$1.76 billion of revenue, down 0.5 percent year-over-year or down 1.6 percent in constant currency.
•GAAP earnings per share (EPS) of $0.48, up $0.07 year-over-year, and adjusted EPS of $0.48, flat year-over-year.
•Adjusted operating margin of 4.2 percent, down 320 basis points year-over-year.
•$100 million of operating cash flow, down $6 million year-over-year.
•$81 million of free cash flow, down $7 million year-over-year.
•Reduced FY21 revenue guidance to approximately $7.1 billion in actual currency ($7.0 billion in constant currency). Reaffirmed free cash flow guidance of at least $500 million.
•Completed expected $500 million of buybacks for 2021; Board approves an additional $500 million share repurchase program to be used opportunistically.

NORWALK, Conn., Oct. 26, 2021 — Xerox Holdings Corporation (NASDAQ: XRX) today announced 2021 third-quarter results.

“Our revenue this quarter was essentially flat year-over-year, despite a deterioration in global supply chain conditions and the Delta variant, which caused delays in many of our clients’ plans to return employees to the workplace,” said Xerox Vice Chairman and CEO John Visentin. “As a result of these ongoing challenges, we are revising our revenue guidance lower, but we are maintaining our free cash flow guidance of at least $500 million. Our focus on generating cash allows us to preserve, and in some cases increase, investments in innovation, while continuing to return more than 50% of free cash to shareholders and pursue M&A.”

Third-Quarter Key Financial Results:

(in millions, except per share data)	Q3 2021	Q3 2020	B/(W) YOY	% Change YOY
Revenue	$1,758	$1,767	$(9)	(0.5) % AC (1.6) % CC1
Gross Margin	32.4%	36.8%	(440) bps
RD&E %	4.7%	4.3%	(40) bps
SAG %	23.5%	25.1%	160 bps
Pre-Tax Income	$84	$119	$(35)	(29.4)%
Pre-Tax Income Margin	4.8%	6.7%	(190) bps
Operating Income - Adjusted[1]	$74	$131	$(57)	(43.5)%
Operating Margin - Adjusted[1]	4.2%	7.4%	(320) bps
GAAP Earnings per Share	$0.48	$0.41	$0.07	17.1%
Earnings Per Share - Adjusted[1]	$0.48	$0.48	$—
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the     reported GAAP measures.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, Transaction and related costs, net and other discrete adjustments from GAAP-EPS, as applicable.
•Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; whether CareAR’s service experience management platform will achieve expectations regarding customer adoption, integration with ServiceNow’s platform, and cost and carbon emission reduction; and the financial performance of CareAR, including projected revenue for fiscal years 2021 and 2022. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation’s combined 2020 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this presentation or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Callie Ferrari, APR, Xerox, +1-203-615-3363, Callie.Ferrari@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2021	2020	2021	2020
Revenues
Sales	$657	$651	$1,929	$1,676
Services, maintenance and rentals	1,046	1,061	3,166	3,246
Financing	55	55	166	170
Total Revenues	1,758	1,767	5,261	5,092
Costs and Expenses
Cost of sales	498	476	1,386	1,201
Cost of services, maintenance and rentals	662	611	1,971	1,875
Cost of financing	29	29	85	89
Research, development and engineering expenses	82	76	235	236
Selling, administrative and general expenses	413	444	1,295	1,411
Restructuring and related costs, net	10	20	39	64
Amortization of intangible assets	13	13	42	34
Transaction and related costs, net	—	(6)	—	18
Other expenses, net	(33)	(15)	(28)	15
Total Costs and Expenses	1,674	1,648	5,025	4,943
Income before Income Taxes & Equity Income(1)	84	119	236	149
Income tax (benefit) expense	(4)	29	19	36
Equity in net income of unconsolidated affiliates	1	—	2	2
Net Income	89	90	219	115
Less: Net loss attributable to noncontrolling interests	(1)	—	(1)	—
Net Income Attributable to Xerox Holdings	$90	$90	$220	$115

Basic Earnings per Share	$0.48	$0.41	$1.12	$0.49
Diluted Earnings per Share	$0.48	$0.41	$1.10	$0.49
___________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net Income	$89	$90	$219	$115
Less: Net loss attributable to noncontrolling interests	(1)	—	(1)	—
Net Income Attributable to Xerox Holdings	90	90	220	115

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(125)	179	(122)	7
Unrealized gains (losses), net	4	1	(3)	4
Changes in defined benefit plans, net	51	(92)	122	42
Other Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	(70)	88	(3)	53

Comprehensive Income, Net	19	178	216	168
Less: Comprehensive loss, net attributable to noncontrolling interests	(1)	—	(1)	—
Comprehensive Income, Net Attributable to Xerox Holdings	$20	$178	$217	$168

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$2,209	$2,625
Accounts receivable (net of allowance of $62 and $69, respectively)	891	883
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	100	99
Finance receivables, net	1,039	1,082
Inventories	788	843
Other current assets	209	251
Total current assets	5,236	5,783
Finance receivables due after one year (net of allowance of $123 and $129, respectively)	1,936	1,984
Equipment on operating leases, net	254	296
Land, buildings and equipment, net	370	407
Intangible assets, net	216	237
Goodwill	4,066	4,071
Deferred tax assets	511	508
Other long-term assets	1,492	1,455
Total Assets	$14,081	$14,741
Liabilities and Equity
Short-term debt and current portion of long-term debt	$646	$394
Accounts payable	1,032	983
Accrued compensation and benefits costs	262	261
Accrued expenses and other current liabilities	844	840
Total current liabilities	2,784	2,478
Long-term debt	3,673	4,050
Pension and other benefit liabilities	1,381	1,566
Post-retirement medical benefits	333	340
Other long-term liabilities	491	497
Total Liabilities	8,662	8,931

Noncontrolling Interests	10	—

Convertible Preferred Stock	214	214

Common stock	182	198
Additional paid-in capital	2,080	2,445
Treasury stock, at cost	(87)	—
Retained earnings	6,348	6,281
Accumulated other comprehensive loss	(3,335)	(3,332)
Xerox Holdings shareholders’ equity	5,188	5,592
Noncontrolling interests	7	4
Total Equity	5,195	5,596
Total Liabilities and Equity	$14,081	$14,741

Shares of common stock issued	182,217	198,386
Treasury stock	(3,731)	—
Shares of Common Stock Outstanding	178,486	198,386

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Cash Flows from Operating Activities
Net income	$89	$90	$219	$115

Adjustments required to reconcile Net income to Cash flows from operating activities
Depreciation and amortization	79	90	249	272
Provisions	4	23	38	124
Net gain on sales of businesses and assets	(39)	(28)	(40)	(29)
Stock-based compensation	14	8	44	32
Restructuring and asset impairment charges	3	20	28	47
Payments for restructurings	(12)	(11)	(61)	(63)
Defined benefit pension cost	(3)	9	(5)	46
Contributions to defined benefit pension plans	(33)	(33)	(102)	(97)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(67)	(96)	(30)	332
Decrease (increase) in inventories	6	(49)	10	(274)
Increase in equipment on operating leases	(29)	(31)	(92)	(86)
Decrease in finance receivables	21	31	33	221
(Increase) decrease in other current and long-term assets	(2)	17	64	2
Increase (decrease) in accounts payable	107	90	74	(69)
Decrease in accrued compensation	(21)	(20)	(56)	(149)
(Decrease) increase in other current and long-term liabilities	(12)	(16)	80	(146)
Net change in income tax assets and liabilities	(13)	10	(11)	13
Net change in derivative assets and liabilities	1	1	(1)	(1)
Other operating, net	7	1	(10)	23
Net cash provided by operating activities	100	106	431	313
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(19)	(18)	(52)	(60)
Proceeds from sales of businesses and assets	38	27	39	29
Acquisitions, net of cash acquired	(1)	—	(38)	(193)
Other investing, net	—	—	(3)	1
Net cash provided by (used in) investing activities	18	9	(54)	(223)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	76	1,077	(133)	769
Dividends	(49)	(61)	(157)	(176)
Payments to acquire treasury stock, including fees	(87)	(150)	(500)	(150)
Other financing, net	14	(10)	(3)	(19)
Net cash (used in) provided by financing activities	(46)	856	(793)	424
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13)	12	(13)	(12)
Increase (decrease) in cash, cash equivalents and restricted cash	59	983	(429)	502
Cash, cash equivalents and restricted cash at beginning of period	2,203	2,314	2,691	2,795
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,262	$3,297	$2,262	$3,297

Impact of COVID-19 on Our Business Operations
In response to the COVID-19 pandemic, we continue to prioritize the health and safety of our employees, customers and partners and support their needs so they can perform their work flawlessly, whether in the office or a remote location.
During the third quarter 2021, our business continued to be impacted by the COVID-19 pandemic. The prolonged and extensive impact of the Delta variant drove many of our customers to delay their plans to return employees to offices. As a result, while we continued to see a correlation between the roll-out of vaccinations, the return of employees to the office, and the gradual recovery of our post sale revenues, the marginal improvement in our page volume-driven post sale revenues was less than previously anticipated. In addition, global supply chain issues, created in part by the COVID-19 pandemic, have resulted in an unprecedented level of disruption that has led to shortages and transportation delays of our products and third-party IT hardware. This has resulted in lower than anticipated equipment and IT sales, higher transportation and logistics costs and growth of our order backlog1 at the end of the quarter, as our customers continued to invest in our print technology and services. We expect the ongoing effects of the COVID-19 pandemic, including the potential emergence of new variants, as well as the global supply chain disruption, to delay economic recovery and continue to affect our revenues and margins into 2022.
We have a strong balance sheet and sufficient liquidity, including approximately $2.3 billion of cash and cash equivalents and access to our undrawn $1.8 billion revolver. With our Project Own It transformation and cost savings, we have built a leaner and more flexible cost structure. In addition, in response to the COVID-19 pandemic, various governments continue to employ temporary measures to provide aid and economic stimulus directly to companies through cash grants and credits, or indirectly through payments to temporarily furloughed employees. During the third quarter 2021, we recognized savings of $9 million from the use of such measures in the U.S., Canada and Europe. We continue to monitor government programs and actions being implemented, or expected to be implemented, to counter the economic impacts of the COVID-19 pandemic.
The savings from government assistance were recorded as follows in the Condensed Consolidated Statements of Income:

	Three Months Ended September 30,
(in millions)	2021	2020
Cost of sales	$—	$1
Cost of services, maintenance and rentals	4	25
Selling, administrative and general expenses	5	9
Total Estimated Savings	$9	$35

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(1)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT services offerings.

Financial Review
Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2021	2020	% Change	CC % Change	2021	2020
Equipment sales	$387	$419	(7.6)%	(8.4)%	22%	24%
Post sale revenue	1,371	1,348	1.7%	0.5%	78%	76%
Total Revenue	$1,758	$1,767	(0.5)%	(1.6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$657	$651	0.9%	(0.1)%
Less: Supplies, paper and other sales	(270)	(232)	16.4%	15.1%
Equipment Sales	$387	$419	(7.6)%	(8.4)%

Services, maintenance and rentals	$1,046	$1,061	(1.4)%	(2.5)%
Add: Supplies, paper and other sales	270	232	16.4%	15.1%
Add: Financing	55	55	—%	(2.3)%
Post Sale Revenue	$1,371	$1,348	1.7%	0.5%

Americas	$1,127	$1,152	(2.2)%	(2.9)%	64%	65%
EMEA	594	568	4.6%	2.6%	34%	32%
Other	37	47	(21.3)%	(21.3)%	2%	3%
Total Revenue(1)	$1,758	$1,767	(0.5)%	(1.6)%	100%	100%
`____________________________
CC - Constant currency (refer to "Constant Currency" in the Non-GAAP Financial Measures section).
(1)Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

Equipment sales revenue

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2021	2020	% Change	CC % Change	2021	2020
Entry	$69	$66	4.5%	3.9%	18%	16%
Mid-range	244	276	(11.6)%	(12.2)%	63%	66%
High-end	68	72	(5.6)%	(6.5)%	18%	17%
Other	6	5	20.0%	20.0%	1%	1%
Equipment Sales	$387	$419	(7.6)%	(8.4)%	100%	100%
____________________________
CC - Constant Currency (refer to "Constant Currency" in the Non-GAAP Financial Measures section).

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2021	2020	B/(W)
Gross Profit	$569	$651	$(82)
RD&E	82	76	(6)
SAG	413	444	31

Equipment Gross Margin	18.3%	25.5%	(7.2)	pts.
Post sale Gross Margin	36.4%	40.3%	(3.9)	pts.
Total Gross Margin	32.4%	36.8%	(4.4)	pts.
RD&E as a % of Revenue	4.7%	4.3%	(0.4)	pts.
SAG as a % of Revenue	23.5%	25.1%	1.6	pts.

Pre-tax Income	$84	$119	$(35)
Pre-tax Income Margin	4.8%	6.7%	(1.9)	pts.

Adjusted(1) Operating Profit	$74	$131	$(57)
Adjusted(1) Operating Margin	4.2%	7.4%	(3.2)	pts.
____________________________
(1) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.
Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2021	2020
Non-financing interest expense	$23	$30
Interest income	(1)	(1)
Non-service retirement-related costs	(22)	(13)
Gains on sales of businesses and assets	(39)	(28)
Currency losses, net	3	—
All other expenses, net	3	(3)
Other expenses, net	$(33)	$(15)

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; whether CareAR’s service experience management platform will achieve expectations regarding customer adoption, integration with ServiceNow’s platform, and cost and carbon emission reduction; and the financial performance of CareAR, including projected revenue for fiscal years 2021 and 2022. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation’s combined 2020 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this presentation or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the third quarter 2021 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•Other discrete, unusual or infrequent items: We exclude these items, when applicable, given their discrete, unusual or infrequent nature and their impact on our results for the period.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$90	$0.48	$90	$0.41
Adjustments:
Restructuring and related costs, net	10		20
Amortization of intangible assets	13		13
Transaction and related costs, net	—		(6)
Non-service retirement-related costs	(22)		(13)
Income tax on adjustments(2)	(1)		1
Adjusted	$90	$0.48	$105	$0.48

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		182		213
Fully diluted shares at end of period(4)		181
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(1)Net income and EPS attributable to Xerox Holdings.
(2)Refer to Effective Tax Rate reconciliation.
(3)Average shares for the calculation of adjusted diluted EPS for the three months ended September 30, 2021 and 2020, excludes 7 million shares associated with our Series A convertible preferred stock and therefore earnings includes the preferred stock dividend.
(4)Represents common shares outstanding at September 30, 2021 plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the third quarter 2021. The amount excludes shares associated with our Series A convertible preferred stock as they were anti-dilutive for the third quarter 2021.

Effective Tax Rate reconciliation:

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(in millions)	Pre-Tax Income	Income Tax Benefit	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$84	$(4)	(4.8)%	$119	$29	24.4%
Non-GAAP Adjustments(2)	1	1		14	(1)
Adjusted(3)	$85	$(3)	(3.5)%	$133	$28	21.1%

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(1)Pre-tax income and income tax (benefit) expense.
(2)Refer to Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.
Operating Income and Margin reconciliation:

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$84	$1,758	4.8%	$119	$1,767	6.7%
Adjustments:
Restructuring and related costs, net	10			20
Amortization of intangible assets	13			13
Transaction and related costs, net	—			(6)
Other expenses, net	(33)			(15)
Adjusted	$74	$1,758	4.2%	$131	$1,767	7.4%
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(1) Pre-tax income.

Free Cash Flow reconciliation:

	Three Months Ended September 30,
(in millions)	2021	2020
Reported(1)	$100	$106
Less: capital expenditures	(19)	(18)
Free Cash Flow	$81	$88
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(1)Net cash provided by operating activities.

Guidance:
Cash Flow

(in millions)	FY 2021
Operating Cash Flow (1)	At least $600
Less: capital expenditures	(100)
Free Cash Flow	At least $500
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(1)Net cash provided by operating activities.

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Products and Offerings Definitions
Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to and royalties from FUJIFILM Business Innovation Corp. (formerly Fuji Xerox) (FX), and our licensing revenue.

Our products and offerings include:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.